EXHIBIT 99.1

ON ASSIGNMENT CLOSES ACQUISITION OF APEX SYSTEMS

Company Becomes the Second Largest IT Staffing Firm in the United States

Transaction is Immediately Accretive to On Assignment’s EPS

CALABASAS, CA – May 15, 2012 – On Assignment, Inc. (NASDAQ: ASGN, “On Assignment” or the “Company”) today announced the completion of its acquisition of Apex Systems, Inc. (“Apex Systems”), a privately held leading information technology staffing and services firm located in Richmond, Virginia. This closing follows the execution and announcement of the Agreement of Merger between the parties on March 20, 2012.

“With Apex Systems as our newest division, On Assignment is now even better positioned in one of the most attractive and fast-growing segments in the staffing industry,” said Peter T. Dameris, President and Chief Executive Officer of On Assignment. “Apex Systems’ IT staffing services are complementary to those offered by our existing information technology division, Oxford Global Resources. Given the offerings do not compete, the acquisition will create value for our clients, shareholders and employees by expanding our presence in the IT staffing market.”

Under the terms of the Agreement of Merger, On Assignment acquired all of Apex Systems’ equity and retired all of its debt for a total of approximately $600 million. The purchase price is comprised of $383 million in cash and 14.3 million shares of newly issued stock. The transaction is expected to be accretive on a pro forma GAAP basis in 2012 and beyond, excluding any transaction-related costs.

The acquisition was approved by the Boards of Directors of On Assignment and Apex Systems. Additionally, On Assignment’s shareholders approved the issuance of shares of common stock to consummate the merger between On Assignment and Apex Systems at its Annual Meeting on May 14, 2012.

In connection with the closing, On Assignment obtained a new $540 million senior secured credit facility from Wells Fargo Bank, N.A., Bank of America Merrill Lynch, and Deutsche Bank Trust Company Americas. The credit facility provides for a $75 million revolving credit facility and $100 million term loan A and a $365 million term loan B. The proceeds of $490 million from the new senior secured credit facility was used to pay the cash portion of the purchase price, to repay existing indebtedness of On Assignment and Apex Systems, and to pay fees and expenses in connection with the transaction.

Prior to the merger, Apex Systems was the 6th largest and one of the fastest growing IT staffing firms in the United States. In 2011, Apex Systems had approximately $700 million in revenue and adjusted EBITDA of approximately $65 million. Apex Systems has achieved a compound annual revenue growth rate (CAGR) of 30.4% since 2000 and expects to achieve double-digit top-line growth in 2012.

Apex Systems will continue to operate substantially as it has in the past with the same leadership team. Rand Blazer, will continue to run Apex Systems assuming the role of President. Ted Hanson will continue as Chief Financial Officer of Apex Systems. Apex Systems’ senior management team will remain in place and continue with its day-to-day operations.

“We look forward to working closely with the talented team at Apex Systems to realize the many growth opportunities ahead,” Dameris said.

Financial Estimates for the Second Quarter of 2012 that Include the Impact of the Apex Acquisition

With the close of this transaction, On Assignment’s revised financial estimates for the second quarter of 2012 are as follows:

•	Revenues of $278 million to $280 million
•	Gross margin of approximately 31.2%
•
SG&A of approximately $65 million, which excludes any acquisition-related expenses, but includes depreciation of approximately $1.6 million, amortization of approximately $2.6 million and approximately $2.5 million of equity based compensation

•	Adjusted EBITDA of $28.1 to $29.0
•	Net Income of $10.4 to $11.0
•	Earnings per diluted share of $0.23 to $0.24
•	Fully diluted shares outstanding of 45,400,000

The estimates above include contribution from Apex Systems as of May 16, 2012 forward and On Assignment’s previous guidance given on April 26, 2012. The estimates take into account the Company’s normal seasonal operating patterns.

With this transaction, On Assignment becomes one of the largest professional staffing firms in the United States and the 2nd largest IT staffing firm in the United States. On a pro forma basis, 2011 revenue of the combined entity was $1.3 billion.

In connection with the closing, On Assignment also granted to 97 Apex Systems employees restricted stock unit awards covering an aggregate 825,327 On Assignment shares. Of these, Mr. Blazer and Mr. Hanson were each granted awards covering 32,895 On Assignment shares. The awards granted to Mr. Blazer and Mr. Hanson will vest, subject to continued service, (a) as to 40% of each award over three years based on the achievement of performance targets for each of the three years following the closing and (b) as to 60% of the awards in three equal installments on each of the first three anniversaries of the closing date. The awards granted to the remaining Apex Systems employees will vest, subject to the employee’s continued service, as to 25% of each award on the first anniversary of the closing and as to 75% of the award in twelve substantially equal quarterly installments thereafter. The restricted stock unit awards were granted to the Apex Systems employees, including Mr. Blazer and Mr. Hanson, as employment inducement awards pursuant to NASDAQ rules.

About On Assignment
On Assignment, Inc. (NASDAQ: ASGN), is a leading global provider of highly skilled, hard-to-find professionals in the growing technology, healthcare, and life sciences sectors, where quality people are the key to success. The Company goes beyond matching résumés with job descriptions to match people they know into positions they understand for temporary, contract-to-hire, and direct hire assignments. Clients recognize On Assignment for their quality candidates, quick response, and successful assignments. Professionals think of On Assignment as career-building partners with the depth and breadth of experience to help them reach their goals.

On Assignment was founded in 1985 and went public in 1992. The corporate headquarters are located in Calabasas, California, with a network of approximately 76 branch offices throughout the United States, Canada, United Kingdom, Netherlands, Ireland and Belgium. Additionally, physician placements are made in Australia and New Zealand. To learn more, visit www.onassignment.com.

About Apex Systems, Inc.
Apex Systems, Inc. is a leading IT Staffing and Services firm whose main goal is to connect their clients with experts and skilled professionals who work in Information Technology. Apex Systems specializes in contract, temp-to-perm and direct placements and offers a variety of other services, including RPO, Statements of Work (SOW) and specialty skill sourcing. Apex Systems was founded in 1995, currently operates in 49 locations across the U.S., and is headquartered in Richmond, VA.

Reasons for Presentation of Non-GAAP Financial Measures
Statements made in this release include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance. Such measures are also used to determine a portion of the compensation for some of our executives and employees. We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. One of the non-GAAP financial measures presented is Adjusted EBITDA, which we define as earnings before interest, taxes, depreciation, and amortization plus stock-based compensation expense, non-recurring charges and transaction-related costs. Another non-GAAP financial measure presented is cash EPS, which we define as net income plus transaction-related costs, write-off of deferred financing expenses, equity-based compensation expense and amortization of intangibles, divided by outstanding shares. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.

Safe Harbor
Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding the Company’s anticipated financial and operating performance in 2012. All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, the Company makes no assurances that the financial estimates set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 14, 2012. And our Form 10-Q for the period ended March 31, 2012, as filed with the SEC on May 9, 2012. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

RECONCILIATION OF ESTIMATED GAAP NET INCOME TO ESTIMATED NON-GAAP EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Estimated Range of Results
	Quarter Ending
	June 30, 2012
Net income	$10,400	$11,000
Interest expense	3,600	3,600
Income tax provision	7,400	7,700
Depreciation and amortization	4,200	4,200
EBITDA	25,600	26,500
Equity-based compensation	2,500	2,500
Adjusted EBITDA	$28,100	$29,000

For More Information Contact

Media inquiries:

Mickey Mandelbaum
Maya Pogoda
(310) 785-0810
mickey@muirfieldpartners.com
maya@muirfieldpartners.com

Investor inquiries:

Jim Brill
SVP, Finance and Chief Financial Officer
(818) 878-7900
jim.brill@onassignment.com